UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 13, 2025

TXO Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-41605 (Commission File Number)	32-0368858 (IRS Employer Identification No.)
400 West 7th Street, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)
(817) 334-7800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	TXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

White Rock Acquisition

On May 13, 2025, Morningstar Operating LLC, a Delaware limited liability company (“Morningstar”) and wholly-owned subsidiary of TXO Partners, L.P., a Delaware limited partnership (the “Partnership”), together with [North Hudson Resource Partners, LP] (together with Morningstar, the “Purchaser Parties”) entered into a Purchase and Sale Agreement (the “PSA”) with White Rock Energy, LLC, a Delaware limited liability company (the “Seller”), to purchase certain oil, gas and mineral assets (such assets to be purchased by us pursuant to the PSA, the “White Rock Assets”), which are located in the Williston Basin of Montana and North Dakota, for consideration payable by us consisting of $279.9 million in cash payable at closing and an additional $70 million in cash payable twelve (12) months following closing (the “White Rock Cash Consideration”), subject to customary purchase price adjustments (the “White Rock Acquisition”).

The PSA contains customary representations and warranties, covenants, termination rights and indemnification provisions for a transaction of this size and nature, provides the parties thereto with specified rights and obligations and allocates risk among them in a customary manner. The Partnership expects the White Rock Acquisition to close in the third quarter of 2025, subject to the satisfaction of specified closing conditions. If consummated, the effective date of the White Rock Acquisition will be May 1, 2025. The obligation of each party to consummate the White Rock Acquisition is also conditioned upon, among other things, title and environmental defects affecting the properties being below certain thresholds, the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the PSA. There can be no assurance that all of the conditions to closing the White Rock Acquisition will be satisfied.

The PSA contains termination rights for each party, including, among others, in the event that the consummation of the transactions do not occur on or before August 31, 2025. Upon termination of the PSA under specified circumstances, the Seller would be entitled to retain the $47.5 million deposit given by the Purchaser Parties.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the PSA filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

The PSA contains representations, warranties and other provisions that were made only for purposes of the PSA and as of specific dates and were solely for the benefit of the parties thereto. The PSA is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about the Purchaser Parties or the Seller or the assets to be acquired from the Seller. The representations and warranties made by the Purchaser Parties and the Seller in the PSA may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 7.01 Regulation FD Disclosure

On May 13, 2025, the Partnership issued a press release announcing the White Rock Acquisition. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

On May 13, 2025, the Partnership issued a press release announcing that, subject to market and other conditions, the Partnership intends to offer common units in a public offering. The press release is attached hereto as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01 (including Exhibits 99.1 and 99.2 attached hereto) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of May 13, 2025, among Morningstar Operating LLC, North Hudson Resource Partners, LP and White Rock Energy, LLC * +
23.1	Consent of Cawley, Gillespie & Associates, Inc.
99.1	TXO Partners, L.P. White Rock Acquisition Press Release, dated as of May 13, 2025.
99.2	TXO Partners, L.P. Launch Press Release, dated as of May 13, 2025.
99.3	Report of Cawley, Gillespie & Associates, Inc. of select White Rock assets as of April 30, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

+ Certain confidential portions of this Exhibit were omitted by means of making such portions with brackets (***) because the identified confidential portions (i) are not material and (ii) is the type of information that the registrant treats as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXO Partners, L.P.

	By:	TXO Partners GP, LLC
its general partner

Dated: May 13, 2025	By:	/s/ Brent W. Clum
		Name:	Brent W. Clum
		Title:	Co-Chief Executive Officer and Chief Financial Officer

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